Exhibit 99.1

Ameritrans Capital Corporation Terminates New York City Office Lease

NEW YORK, May 24, 2010 (BUSINESS WIRE) -- Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that it had reached an agreement related to the termination of the lease of its New York City office at 747 Third Avenue, New York, NY. As a result of the termination, Ameritrans will pay approximately $260,000 of termination fees and related payments as well as the monthly payments under the lease for the month of June.

Ameritrans is in preliminary discussions for new office space. As previously indicated, the Company has also terminated its lease for its Long Island City office. Both terminations are effective June 30, 2010. Future leasehold operating expenses are anticipated to be reduced as a result of the two lease terminations.

Michael Feinsod, Ameritrans' Chief Executive Officer stated, "We are pleased to have been able to expediently conclude our negotiations in connection with exiting our New York City office lease. We plan to quickly seek a suitable new office space that reflects our more efficient operational structure and the continued growth of our middle market lending. The shift in our portfolio, coupled with our affiliation with an independent advisory firm, should allow a continued reduction in general overhead expenses. While a space has not yet been identified, we are confident we will be able to secure suitable space on advantageous terms."

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.